UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Lord Global Corporation

(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

LORD GLOBAL CORPORATION

318 N Carson St., Ste 208, Carson City, NV 89701

Tel: (816) 304-2686

To Our Stockholders:

This Notice and the accompanying Information Statement has been filed with the Securities and Exchange Commission (the SEC”) and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of Common Stock, par value $0.001 per share (the “Common Stock”) and to the holder (the “Preferred Stockholder”) of Series B Super Voting Preferred, par value $0.001 per share (the “Super Voting Preferred Stock”) of Lord Global Corporation, a Nevada corporation (the “Corporation”, “we,” “our” or “us”), as of July 8, 2020 (the “Record Date”) in connection with corporate actions taken by the Board of Directors of the Corporation (the “Board”) and the holder of a majority of the issued and outstanding voting capital stock of the Corporation, evidenced by the 1,000,000 outstanding shares of Series B Super Voting Preferred Stock having the power to vote with the holders of Common Stock (the “Majority Consenting Stockholders”), which actions were approved by written consent on July 8, 2020 (the “Joint Written Consent”), a copy of which is attached as Exhibit A hereto, pursuant to Section 78.320 of the Nevada Revised Statutes to:

(1)	approve the amendment of the Corporation’s articles of incorporation in order to increase in the number of authorized shares of Preferred Stock, par value $0.001 per share, from one hundred million (100,000,000) shares of Preferred Stock to two hundred million (200,000,000) shares of Preferred Stock (the “Authorized Preferred Stock Share Increase”); and
(2)	approve the amendment of the Corporation’s articles of incorporation in order to affect a name change from Lord Global Corporation to 27 Health Holdings Corp. (the “Name Change”).

The Corporation has received a written consent in lieu of a meeting of certain persons who are the holders of a majority of the Company’s shares of voting capital stock, consisting of the sole holder of the Series B Super Voting Preferred Stock (the “Super Voting Preferred Stockholder”). The Super Voting Preferred Stockholder is entitled to vote on all matters subject to a vote or written consent of the holders of the Company’s Common Stock, and on all such matters, the one (1) outstanding share of Super Voting Preferred Stock a number of votes equal to 68% of the total number of votes that all issued and outstanding shares of Common Stock and all other securities of the Company are entitled to, as of any such date of determination, voting together as a single class, on a fully diluted basis, it being the intention that the Super Voting Preferred Stockholder shall have effective voting control of the Company, on a fully diluted basis.

We have attached as Exhibit B hereto a form of the proposed Articles of Amendment to the Articles of Incorporation to implement the Authorized Preferred Stock Share Increase and the Name Change (collectively, the “Corporate Actions”), which were ratified and approved by the joint Written Consent pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes. The actions to be taken pursuant to the Joint Written Consent, attached as Exhibit A hereto, shall be taken at such future date as determined by the board of directors of the Corporation (the “Board”), as evidenced by the filing of the Articles of Amendment with the Secretary of State of the State of Nevada, but in no event earlier than the 20th day after the Definitive Information Statement is mailed or furnished to the stockholders of record as of the Record Date.

This Information Statement contains a brief summary of the material aspects of the Corporate Actions approved by the Board of the Corporation and the holders of the Super Voting Preferred Stock, which have voting rights to vote together with the holders of Common Stock, and constitute a majority of the voting power of the Corporation’s voting capital stock.

Authorized Capital Stock

Our Articles of Incorporation, as amended, provide to authorized capital stock consisting of: (i) 900,000,000 shares of common stock, par value $0.001 (“Common Stock”), of which 1,344,655 shares are outstanding on the Record Date; and (ii) 100,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”), of which approximately 97 million shares of Preferred Stock are issued and outstanding on the Record Date.

In January 2020, pursuant to the Certificate of Designation, the Company authorized 1,000,000 shares of Series B Super Voting Preferred Stock, which shall have non-dilutable voting rights equivalent to 68% of all voting shares.

The Super Voting Preferred Stock has the following rights and privileges:

Voting – The holders of the Preferred Stock shall have non-dilutable majority voting rights of 68% over the entire capital structure.

Liquidation – In the event of any liquidation, dissolution, winding-up or sale or merger of the Company, whether voluntarily or involuntarily, each holder of Preferred Stock is entitled to receive, in preference to the holders of common stock, a per-share amount equal to the original issue price of $0.001 (as adjusted, as defined), plus all declared but unpaid dividends.

The Super Voting Preferred Stock was issued to the two principals of 27 Health, Inc., Joseph Frontiere, our CEO, and his wife, Alexandra Aizenshtadt, as compensation for on-going negotiations for revenue generating contracts, prior to the Share Exchange Agreement between the Corporation and 27 Health, Inc, dated February 7, 2020, as a result of which 27 Health, Inc. became a wholly owned subsidiary of the Corporation. As of the date of this information statement, no additional Series B Super Voting Preferred Stock shares are available for issuance.

This Information Statement is being sent to you, as a shareholder of record on July 8, 2020, for information purposes only and you are not required to take any action.

By Order of the Board of Directors:

/s/ Joseph Frontiere
Name: Joseph Frontiere
Title: Chief Executive Officer and Director

/s/ Alexandra Aizenshtadt
Name: Alexandra Aizenshtadt
Title: Chairman
July 10, 2020

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ACTIONS TAKEN BY THE BOARD OF DIRECTORS AND MAJORITY CONSENTING STOCKHOLDERS

ACTION I

APPROVE THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO AFFECT AN INCREASE IN THE AUTHORIZED PREFERRED STOCK CAPITAL

On July 8, 2020, the Board of Directors and Majority Consenting Stockholders, by their Joint Written Consent, approved the Authorized Preferred Stock Share Increase pursuant to which the number of shares of authorized Preferred Stock, par value $0.001, will be increased from 100,000,000 shares to 200,000,000 shares.

The Board of Directors believes that the increase in the number of authorized shares of Preferred Stock is in the best interests of the Company and its stockholders. The purpose of increasing the number of authorized shares of Preferred Stock is to have shares available for issuance for such corporate purposes as the Board of Directors may determine in its discretion, including, without limitation:

●	conversion of convertible securities;
●	retiring convertible debt;
●	investment opportunities;
●	future financings and other corporate purposes; and
●	future acquisitions.

In order to facilitate our ability to raise additional capital in furtherance of our business plan, we may be expected to issue additional shares of Common Stock and Preferred Stock at the discretion of the Board of Directors. We have no present plans to issue additional shares of authorized Preferred Stock nor have we entered into any agreements or understandings that may require the issuance of any Preferred Stock. However, our Board of Directors and Majority Consenting Stockholders have determined that it is in the best interests of the Company and all our stockholders to have available authorized but unissued shares of Preferred Stock.

Effects of Authorization of Preferred Stock

As a result of the Authorized Preferred Stock Share Increase, we will be able to issue Preferred Stock from time to time, in one or more classes or series, having such designations, preferences, privileges and rights as the Board of Directors may determine. Our Board may determine to authorize as may be required for proper business purposes, including, among others, raising additional capital for ongoing operations, establishing strategic relationships with corporate partners and acquiring or investing in complementary businesses or products.

Although authorization of Preferred Stock is not intended to have any anti-takeover effect and is not part of any series of anti-takeover measures contained in any instruments or the Articles of Incorporation, as amended, or the Bylaws of the Company in effect on the date of this Information Statement, the Company’s stockholders should note that the availability of authorized and unissued shares Preferred Stock could make any attempt to gain control of the Company or the Board more difficult or time consuming and that the availability of additional authorized and unissued Authorized Capital might make it more difficult to remove management. Although the Board currently has no intention of doing so, shares of additional Preferred could be issued by the Board to dilute the percentage of voting rights owned by a significant stockholder and increase the cost of, or the number of, voting shares necessary to acquire control of the Board. Further, while the Board of Directors has no plan to issue any new shares of Preferred Stock, it does believe that having available shares of Preferred Stock for issuance in the future in connection with any proper business purpose will result in a better capital structure to grow our business.

ACTION II

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT THE CHANGE IN THE NAME OF THE CORPORATION TO 27 HEALTH HOLDINGS CORP.

On July 8, 2019, the Board and the Majority Consenting Stockholders executed the Joint Consent, approving the filing with the State of Nevada of the Articles of Amendment to affect the name change of the Corporation from Lord Global Corporation to 27 Health Holdings Corp.

Reasons for the Name Change

The Corporation’s Board of Directors ratified, approved and recommended that the Corporation’s Majority Consenting Stockholder consent to the Name Change to more accurately reflect the Corporation’s new business plan. The Corporation, through its wholly owned subsidiary, 27 Health, Inc., is implementing its new business plan to establish itself as a reliable and dependable source for providing access to affordable, focused healthcare products and knowledge, as well as providing financial products catered to the growing target market of independent contractors, GIG economy workers, entrepreneurs and freelancers. We are focusing our efforts on revenue generating projects that we believe will benefit the market for our services, as well as our shareholders.

As a result of the foregoing, and to better reflect the Corporation’s shift from its previous operations the Board approved and recommended that the Corporation’s Majority Consenting Stockholders consent to approve the filing of Articles of Amendment to reflect the Name Change to 27 Health Holdings Corp. The Corporate Action implementing the Name Change is subject to filing with and approval by FINRA. At present, we do not intend to make application to FINRA to change our trading symbol from LRDG for the shares of the Corporation’s Common Stock on the OTC Market.

Effective Date

The Corporation will need to file the Articles of Amendment to implement the Corporation Actions to affect : (i) the Authorized Preferred Stock Share Increase; and (ii) the Name Change, by filing with the Secretary of State of the State of Nevada the amended articles of incorporation in order for the Name Change to become effective. Under federal securities rules and regulations, we may not file the Articles of Amendment until at least 20 days after the mailing of the Definitive Information Statement to our Stockholders.

The effectuation of the Authorized Preferred Stock Share Increase and the Name Change is subject to filing the Articles of Amendment following such 20-day period. In addition, while the Authorized Preferred Stock Share increase does not require FINRA approval, the Name Change is subject to and required the he receipt of approval from FINRA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table lists the number of shares of Common Stock and Super Voting Preferred Stock (“Voting Capital Stock”) of our Company as of the Record Date that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock and; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Voting Capital Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The business address of each beneficial owner listed is in care of Lord Global Corporation, 318 N Carson St., Ste 208, Carson City, NV 89701, unless otherwise noted. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our Common Stock owned by them, except to the extent that power may be shared with a spouse.

As of July 8, 2020, we had 1,344,655 of Common Stock and 1,000,000 shares of Super Voting Preferred Stock outstanding.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (2)	Percentage of Common Stock owned	Shares of Series B Preferred Stock Held (3)	Percentage of Series B Preferred Stock Held	Number and Percentage of Total Voting Shares (4)
Joseph Frontiere, CEO, CFO and Director (1)	0	0.00%	500,001	51%	966,326 or 42.77%
Alexandra Aizenshdadt, Chairman (1)	0	0.00%	499,999	49%	948,039 or 41.97%
JA Ventures Incorporated (1)	1,000,000	74.37%	0	0%	0%
Directors and Officers (2 people)	1,000,000	74.37%	1,000,000	100%	84.74%

(1) The 1,000,000 shares of Common Stock beneficially owned by Joseph Frontiere and his wife, Alexandra Aizenshdadt, are held in the name of JA Ventures Incorporated, which entity is 50% owned by each.

(2) Applicable percentage ownership is based on 1,344,655 shares of Common Stock outstanding as of July 8, 2020. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of July 8, 2020 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) The 1,000,0000 shares of Super Voting Preferred Stock held by Joseph Frontiere, our CEO, and his wife, Alexandra Aizenshtadt have the right to vote in the aggregate, on all shareholder matters votes equal to 68% of the total shareholder vote on any and all shareholder matters. The Super Voting Preferred Stock will be entitled to this 68% voting right, representing at present 914,365 votes, based on the 1,344,655 shares of Common Stock outstanding, no matter how many shares of Common Stock or other voting stock of the Company’s stock are issued and outstanding in the future. In addition, Joseph Frontiere and his wife, Alexandra Aizenshdadt, through JA Ventures Incorporated, own 1,000,000 shares of Common Stock and, as a result, have total voting capital stock, including the Super Voting Preferred Stock, of 1,914,365 shares, representing 84.74% of the total voting capital stock of the Company.

(3) Applicable percentage of total voting capital stock is based on 2,259,020 votes consisting of 1,344,655 shares of Common Stock outstanding and 914,365 votes related to the Super Voting Preferred Stock as of July 8, 2020.

ADDITIONAL INFORMATION

The Corporation is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

We will provide without charge an information statement upon written or oral request of such person by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Directors:

LORD GLOBAL CORPORATION

318 N Carson St., Suite 208

Carson City, NV 89701

Tel: (816) 304-2686

July 10, 2020	By:	/s/ Joseph Frontiere
	Name:	Joseph Frontiere
	Title:	Chief Executive Officer

Exhibit A

JOINT WRITTEN CONSENT

OF THE

BOARD OF DIRECTORS

AND

MAJORITY CONSENTING STOCKHOLDERS

OF

LORD GLOBAL CORPORATION

The undersigned, being all of the members of the Board of Directors of Lord Global Corporation, a Nevada corporation (the “Corporation”), acting together with the written consent of the holders (the “Majority Consenting Stockholders”) of a majority of the outstanding voting shares of the Corporation’s common stock, par value $0.001 (the “Common Stock”) and Series B Preferred Stock, par value $0.001, acting pursuant to the authority granted by NRS 78.32(2) of the Nevada Revised Statutes (“NRS”), do hereby adopt the following resolutions as of this 8th day of July 2020 (the “Joint Written Consent”).

WHEREAS, the Board of Directors of the Corporation has authorized and approved the filing of Articles of Amendment to the Corporation’s Articles of Incorporation with the State of Nevada for the purpose of increasing its authorized capital stock from 1,000,000,000 shares of capital stock, par value $0.001, consisting of: (i) 900,000,000 shares of common stock, par value $0.001; and (ii) 100,000,000 shares of preferred stock, par value $0.001, to 1,100,000,000 shares of capital stock, par value $0.001, consisting of: (iii) 900,000,000 shares of common stock, par value $0.001; and (iv) 200,000,000 shares of preferred stock, par value $0.001; and

WHEREAS, the Board of Directors of the Corporation has authorized and approved the filing of Articles of Amendment to the Corporation’s Articles of Incorporation with the State of Nevada for the purpose of approving the name change from Lord Global Corporation to 27 Health Holdings Corp. (the “Name Change”); and

WHEREAS, the Corporation has received the written consent of the Majority Consenting Stockholders, a copy of which is attached to this Joint Consent of the Corporation’s Board of Directors and Majority Consenting Stockholders.

NOW, THEREFORE, BE IT RESOLVED as follows:

RESOLVED, that the Corporation file: (i) an Information Statement on Schedule 14C with the SEC with respect to the increase in authorized capital stock and change the par value of its capital stock (the “Amendment”); (ii) an application with FINRA with respect to the Amendment; and (iii) a Articles of Amendment to its Articles of Incorporation with the State of Nevada for the purpose of increasing its authorized capital stock from 1,000,000,000 shares of capital stock, par value $0.001, consisting of: (i) 900,000,000 shares of common stock, par value $0.001; and (ii) 100,000,000 shares of preferred stock, par value $0.001, to 1,100,000,000 shares of capital stock, par value $0.001, consisting of: (iii) 900,000,000 shares of common stock, par value $0.001; and (iv) 200,000,000 shares of preferred stock, par value $0.001; and (iv) a Article of Amendment to the Corporation’s Articles of Incorporation with the State of Nevada for the purpose of approving the name change from Lord Global Corporation to 27 Health Holdings Corp. (the “Name Change”); and

FURTHER RESOLVED, that this Joint Written Consent of the Board of Directors and Majority Consenting Stockholders shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the Majority Consenting Stockholders of this Corporation; and

FURTHER RESOLVED, that this Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document, all counterparts of which shall be construed together and shall constitute a single Joint Written Consent; and

The number of shares of Corporation’s voting capital stock issued and outstanding as of the Record Date are: 1,344,655 shares of Common Stock and 1,000,000 shares of Super Voting Preferred Stock having votes equal to 68% of the total shareholder vote on any and all shareholder matters or 914,365 votes. The number of shares of the Corporation’s voting capital stock, including shares of Common Stock and Super Series Preferred Stock owned of record and beneficially by the Majority Consenting Stockholders and consenting to the adoption of these resolutions, total 1,914,365 shares of voting capital stock representing 84.47% of the total voting capital stock, have consented to the adoption of the above resolutions.

FURTHER RESOLVED, that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as duly authorized actions of the Corporation. This Joint Written Consent shall be added to the corporate records of the Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

Lord Global Corporation

By its Board of Directors:

/s/ Joseph Frontiere
Name:	Joseph Frontiere, Director

/s/ Alexandra Aizenshtadt
Name:	Alexandra Aizenshtadt, Chairman

Name of Majority Consenting Stockholders	Number of Voting Shares
Joseph Frontiere	966,326 or 42.77%
Alexandra Aizenshtadt	948,039 or 41.97%
Total	1,914,365 votes
Percent	84.47%

Dated: July 8, 2020

Exhibit B

ARTICLES OF AMENDED TO THE ARTICLES OF INCORPORATION

OF

27 HEALTH HOLDINGS CORP.

a Nevada corporation

ARTICLE I

The name of the corporation is 27 Health Holdings Corp. (the “Corporation”).

ARTICLE IV

The Corporation’s Capital Stock shall consist of 1,100,000,000 shares of capital stock and such shall be allocated as follows:

The Corporation shall have 900,000,000 shares of common stock, par value $0.001 authorized. The Corporation shall have 200,000,000 shares of preferred stock, par value $0.001 authorized.

A. Rights, Preferences, Privileges and Restrictions of Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Corporation’s Board of Directors (the “Board of Directors”) hereby is authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed on each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or any series thereof in the separate Certificates of Designations applicable to each series of Preferred Stock or in these Articles of Incorporation (“Protective Provisions”), but notwithstanding any of the other rights of the Preferred Stock or any series thereof, the rights, preferences, privileges and restrictions of any series of Preferred Stock may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent) or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions (if any), the Board of Directors also is authorized to increase or decrease the number of shares of any series of Preferred Stock, before or after the issuance of such series, but not below the number of shares of such series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such decrease shall resume the status that they had before the adoption of the resolution originally fixing the number of shares of such series.

B. Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Subject to the rights of, and upon the completion of any distribution that may be required with respect to, any series of Preferred Stock that from time to time may come into existence, upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote for each such share, shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote upon such matters and in such manner as may be provided by law.

Lord Global Corporation

By:	Joseph Frontiere, Chief Executive Officer
/s/ Joseph Frontiere

Date: July __, 2020